Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Amended and Restated 2010 Long Term Incentive Plan and Stock Award Plan and the Amended 2015 Employee Share Purchase Plan of XOMA Corporation of our reports dated March 16, 2017, with respect to the consolidated financial statements of XOMA Corporation and the effectiveness of internal control over financial reporting of XOMA Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

May 31, 2017